                                                               Exhibit 2.8


                        AGREEMENT AND PLAN OF MERGER

                          Dated as of July 1, 2000

                                by and among

                       APPLIED DIGITAL SOLUTIONS, INC.
                         WEB SERVE ACQUISITION CORP.
                                 ("Buyers")

                            WEBNET SERVICES, INC.
                                 ("Company")

                                     and

                              Steven P. Couture
                              Raymond D. Maggi
                             Jeffrey M. Couture

                              ("Stockholders")

                           INDEX OF DEFINED TERMS
                           ----------------------

Act                                        Section 7.01
Allocation                                 Section 4.05(d)(3)
Ancillary Document                         Section 9.01
Annual Financial Statements                Section 2.04(a)
Arbiter                                    Section 1.06(c)
Business                                   Recitals
Buyers                                     Preamble
Buyers' Certificate                        Section 6.01
Buyers' Indemnified Group                  Section 9.02(b)
Closing                                    Section 1.02
Closing Balance Sheet                      Section 1.06(a)
Closing Book Value                         Section 1.06(d)
Code                                       Section 2.11(l); Section 2.14(f)(v)
Commitments                                Section 2.08(a)
Company                                    Recitals
Company Benefit Plan                       Section 2.11(a)
Company Material Adverse Effect            Section 2.02(a)
Competitive Activity                       Section 4.07
Competitor                                 Section 4.07
Confidential Information                   Section 4.03
EBITDA                                     Section 1.05(c)
Encumbrances                               Section 2.01
ERISA                                      Section 2.11(l)
Financial Statements                       Section 2.04(a)
Final Closing Balance Sheet                Section 1.06(d)
First Payment                              Section 1.05
First Earnout Payment                      Section 1.05
GAAP                                       Section 1.05(c)
Income Tax Return                          Section 2.14(f)(iv)
Income Tax                                 Section 2.14(f)(ii)
Indemnified Party                          Section 9.03(a)
Indemnifying Party                         Section 9.03(a)
Intellectual Property                      Section 2.07(j)
March 31, 2000 Balance Sheet               Section 2.04(a)
Leased Real Property                       Section 2.06(d)
Litigation                                 Section 2.09
Losses                                     Section 9.02(a)
Major Customers                            Section 2.16
Major Suppliers                            Section 2.16
Management Fees                            Section 4.08
Market Value                               Section 1.03
Merger Consideration                       Section 1.05(a)
Notices                                    Section 9.03(a)

Owned Real Property                        Section 2.06(c)
Products                                   Section 2.17
Second Earnout Payment                     Section 1.05
Stockholders Group                         Section 2.14(f)(vii)
Stockholders                               Preamble
Stockholders' Indemnified Group            Section 9.02(a)
Special Indemnifications                   9.04(c)
Stock                                      Recitals
Subsidiaries                               Section 2.02(b)
Surviving Company                          Section 1.01(a)
Tax Return                                 Section 2.14(f)(iii)
Tax Sharing Agreement                      Section 4.05(c)(1)
Tax                                        Section 2.14(f)(i)
Treasury Regulations                       Section 2.14(f)(vi)
True-Up Payments                           Section 1.06(d)

ARTICLE I  THE MERGER

1.01. THE MERGER
1.02. THE CLOSING
1.03. CONVERSION OF STOCK; AT THE EFFECTIVE TIME
1.04. EFFECT OF CONVERSION
1.05. MERGER CONSIDERATION
1.06. CLOSING BALANCE SHEET; TRUE-UP PAYMENT


ARTICLE II  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

2.01. CAPITALIZATION
2.02. ORGANIZATION; SUBSIDIARIES
2.03. CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT
2.04. FINANCIAL STATEMENTS
2.05. ABSENCE OF CERTAIN CHANGES OR EVENTS
2.06. ASSETS AND PROPERTIES
2.07. INTELLECTUAL PROPERTY
2.08. COMMITMENTS
2.09. LITIGATION
2.10. COMPLIANCE WITH LAWS
2.11. EMPLOYEE BENEFIT PLANS
2.12. ENVIRONMENTAL MATTERS
2.13. CONSENTS
2.14. TAXES
2.15. FEES
2.16. MAJOR CUSTOMERS AND SUPPLIERS
2.17. PRODUCTS
2.18. INSURANCE


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYERS

3.01. ORGANIZATION
3.02. CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT
3.03. CAPITALIZATION
3.04. CONSENTS
3.05. FEES
3.06. LITIGATION
3.07. COMMON STOCK TO BE RECEIVED BY STOCKHOLDERS
3.08. TAX REORGANIZATION
3.09. SEC FILINGS

ARTICLE IV  COVENANTS

4.01. FURTHER ASSURANCES
4.02. NOTICE
4.03. CONFIDENTIALITY
4.04. CASH MANAGEMENT; INTERCOMPANY ACCOUNTS
4.05. RESPONSIBILITY FOR TAXES; RETURNS; AUDITS
4.06. COOPERATION WITH PUBLIC FILINGS
4.07. NON-COMPETITION AGREEMENT
4.08. MANAGEMENT FEES


ARTICLE V  CONDITIONS TO BUYERS' OBLIGATIONS

5.01. REPRESENTATIONS, WARRANTIES AND COVENANTS
5.02. NO PROHIBITION
5.03. CONSENTS
5.04. EMPLOYMENT AGREEMENTS
5.05. NO MATERIAL ADVERSE CHANGE
5.06. BANK ARRANGEMENTS
5.07. LESSOR CONSENT
5.08. BANK LIEN RELEASE
5.09. STOCK OPTION PLANS
5.10. BENEFITS PLANS
5.11. BACK TAXES
5.12. SHAREHOLDER NOTES


ARTICLE VI  CONDITIONS TO STOCKHOLDERS' OBLIGATIONS

6.01. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYERS
6.02. NO PROHIBITION
6.03. EMPLOYMENT AGREEMENTS


ARTICLE VII  STOCK CERTIFICATES; LEGEND

7.01. SECURITIES LAWS; LEGEND


ARTICLE VIII

intentionally deleted

ARTICLE IX MISCELLANEOUS

9.01. SURVIVAL
9.02. AGREEMENT TO INDEMNIFY
9.03. INDEMNIFICATION PROCEDURE
9.04. OTHER INDEMNIFICATION MATTERS
9.05. INTERPRETIVE PROVISIONS
9.06. ENTIRE AGREEMENT
9.07. SUCCESSORS AND ASSIGNS
9.08. HEADINGS
9.09. MODIFICATION AND WAIVER
9.10. COUNTERPARTS
9.11. EXPENSES
9.12. NOTICES
9.13. GOVERNING LAW
9.14. PUBLIC ANNOUNCEMENTS

                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------

                  Agreement and Plan of Merger (this "Agreement"), dated as of July 1, 2000, by and among Applied Digital Solutions, Inc., a Missouri corporation ("ADS"), Web Serve Acquisition Corp. a New York corporation ("Web Serve Acquisition," and together with ADS, the "Buyers"), WebNet Services, Inc., a New York corporation (the "Company") and Steven P. Couture ("S. Couture"), Jeffrey M. Couture ("J. Couture") and Raymond D. Maggi ("Maggi") (each a "Stockholder" and collectively the "Stockholders").

                            W I T N E S S E T H:
                            - - - - - - - - - -

                  WHEREAS, Stockholders are the owners of all shares of the issued and outstanding shares of common stock of the Company;

                  WHEREAS, the Company is engaged in the business of system integration (the "Business");

                  WHEREAS, the parties hereto wish to provide for the terms and conditions on which a merger of the Company into Web Serve Acquisition would be consummated and for the consideration described in this Agreement; and

                  WHEREAS, the parties intend the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of
                                      ---
1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

                                  ARTICLE I

                                 THE MERGER
                                 ----------

          1.01.   The Merger.
                  ----------

                  (a) Subject to the terms and conditions of this Agreement, at the Effective Time [as defined in Section 1.01(b)], the Company shall be
                                             -------
merged with and into Web Serve Acquisition in accordance with Sections 906 and 907 of the New York Corporation Law ("New York Corporation Law") (such merger is defined herein as the "Merger") and in the following manner:

                      (i)  The board of directors of each of ADS, Web
Serve Acquisition and the Company shall have adopted a resolution approving the Merger and this Agreement;

                      (ii) The Stockholders shall unanimously approve this Agreement and the Merger, it being understood that such Stockholder's execution of this Agreement shall constitute such Stockholder's irrevocable written consent to and approval of the foregoing matters;

                      (iii) ADS, as the sole stockholder of Web Serve Acquisition, shall approve this Agreement and the Merger by written consent, it being understood by the sole stockholder of Web Serve Acquisition that the execution of this Agreement shall constitute its irrevocable written consent to and approval of the foregoing matters; and

                      (iv) The Agreement of Merger (as defined below) shall be filed by the Surviving Company (as defined below) with the Secretary of State of the State of New York in accordance with Sections 906 and 907 of the New York Corporation Law.

                  Following the Merger, the separate corporate existence of the Company shall cease and Web Serve Acquisition shall continue as the surviving corporation (the "Surviving Company").

                  (b) The Merger shall become effective on the day and at the time specified in the Agreement of Merger filed with the Secretary of State of the State of New York in such form as is required by (and attached hereto as Exhibit 1.01(b)) and executed in accordance with the relevant
                  -------
provisions of the New York Corporation Law (the "Agreement of Merger") (the time specified in the Agreement of Merger being the "Effective Time"). The Effective Time shall occur on the Closing Date.

                  (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the New York Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all liabilities and duties of Web Serve Acquisition shall become the liabilities and duties of the Surviving Company.

          1.02.   The Closing.
                  -----------

                  (a) Subject to the terms of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at the law offices of Merra, Kanakis, Creme & Mellor, P.C., commencing at 11:00 a.m. (Eastern time) on July 24, 2000, or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date"). Notwithstanding the foregoing, for purposes of allocating profits and/or losses of the Company only, the effective date for change of control shall be deemed July 1, 2000.

                  (b) At the Closing, Buyers shall deliver to Stockholders:

                      (i)   the First Payment (as defined in Section 1.05(b));
                                                                     -------

                      (ii)  the Buyers' Certificate referred to in
                            Section 6.01;
                                    ----

                      (iii) the Employment Agreements; and

                      (iv) such other instruments and documents, in form and substance reasonably acceptable to Stockholders, as may be necessary to effect the Closing.

                  (c) At the Closing, the Stockholders shall deliver to Buyers:

                      (i)   the Stockholders' Certificate referred to in
                            Section 5.01;
                                    ----

                      (ii)  the Employment Agreements;

                      (iii) the corporate minute books and stock
                            books for the Company;

                      (iv)  a certified copy of the articles of
                            incorporation of the Company, and a good standing certificate for the Company issued by the Secretary of State of the State of New York; and

                      (v) such other instruments and documents, in form and substance reasonably acceptable to Buyers, as may be necessary to effect the Closing.

          1.03.   Conversion of Stock; At the Effective Time.
                  ------------------------------------------

                  (a) Stock of the Company. Each share of the common stock
                      --------------------
of the Company ("WebNet Stock") issued and outstanding prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive the Merger Consideration as determined in accordance with Section 1.05.
----
                  (b) Shares of Web Serve Acquisition. Each share of common
                      -------------------------------
stock of Web Serve Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent one share of common stock of the Surviving Company.

          1.04.   Effect of Conversion.
                  --------------------

                  (a) No Further Rights or Transfers. At and after the
                      ------------------------------
Effective Time, stockholder shall cease to have either any rights or claims against the Company as a stockholder of the Company except as provided in
Section 1.03(a).
        -------

                  (b) Articles of Incorporation of the Surviving Company. At
                      --------------------------------------------------
the Effective Time, the Articles of Incorporation of Web Serve Acquisition as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Company.

                  (c) Bylaws of the Surviving Company. At the Effective
                      -------------------------------
Time, the Bylaws of Web Serve Acquisition, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company.

          1.05.   Merger Consideration.
                  --------------------

                  (a) Subject to adjustment as set forth in Section 1.05(b),
                                                                    -------
the aggregate consideration to be paid by Buyers for the WebNet Stock shall be payable in cash and/or ADS Stock (the "Merger Consideration"), as hereinafter defined as follows:

                  (b) At the Closing Date, Stockholders shall receive restricted shares of ADS Common Stock ("ADS Stock") equal in value to $900,000. The per share valuation price of such ADS Stock shall be based upon the average closing price for the 20 consecutive business days ending the business day immediately prior to the Closing Date, as published in The
                                                                        ---
Wall Street Journal, Eastern Edition (the "Closing Valuation Price"). In
-------------------  ---------------
addition, the following payment provisions shall apply:

                      (i)  On the earlier of (i) October  1, 2003, and
(ii) the date 10 business days after the date on which the financial statements (the "Earnout Financials") of the Surviving Company for the 12 month period commencing July 1, 2002 and ending June 30, 2003 (the "First Earnout Period") are completed and have been subjected to certain "Agreed Upon Procedures" as hereinafter defined, by independent accountants retained by ADS, ADS shall deliver a second payment (the "First Earnout Payment"). The date upon which the First Earnout Payment is required to be delivered by ADS to the Stockholders shall be referred to herein as the "First Earnout Date." The First Earnout Payment shall be in the form of cash and/or ADS Stock, the proportional amount of each to be determined by ADS, having a value of 4.0 times the EBITDA for the First Earnout Period, minus $450,000 (the "First Earnout Amount"). The per share valuation price of such ADS Stock shall be based upon the average market closing price of ADS Stock for the 20 consecutive business days ending the business day immediately prior to the First Earnout Date, as published in The Wall Street Journal, Eastern
                                           -----------------------  -------
Edition (the "First Valuation Price").
-------------------------------------

                      (ii) On the earlier of (i) October 1, 2004, and
(ii) the date 10 business days after the date on which the Earnout Financials of the Surviving Company for the 12 month period commencing July 1, 2003 and ending June 30, 2004 (the "Second Earnout Period") are completed and have been subjected to certain Agreed Upon Procedures, by independent accountants retained by ADS, ADS shall deliver a third payment (the "Second Earnout Payment"). The date upon which the Second Earnout Payment is required to be delivered by ADS to the Stockholders shall be referred to herein as the "Second Earnout Date". The Second Earnout Payment shall be in the form of cash and/or ADS Stock, the proportional amount to be determined by ADS, having a value of 4.0 times the EBITDA for the Second Earnout Period, minus $450,000 (the "Second Earnout Amount"). The per share valuation price of such ADS Stock shall be based upon the average closing market price of ADS Stock for the 20 consecutive business days ending the business day immediately prior to the Second Earnout Date, as published in The Wall Street Journal, Eastern Edition (the "Second Valuation Price").
-----------------------  ----------------------------------------------

                  (c) "EBITDA" for a given period shall mean earnings from operations for such period before interest, taxes, depreciation and amortization, determined in accordance with United States generally accepted accounting practices ("GAAP"), plus any management fees imposed by ADS on the Surviving Company following the Closing.

                  (d) "Agreed Upon Procedures" shall mean that the Earnout Financials will be prepared from the books and records of the Surviving Company in accordance with GAAP.

                  (e) After receipt of the Earnout Financials, any of the Stockholders shall have 15 days to object, in writing, to the Earnout Financials or any of the Earnout Amounts as determined by ADS. Such writing shall provide detail as to the nature and amount contested.

                      (i) If the Stockholders do not so object, the Earnout Financials and the Earnout Amounts, as the case may be, if any, as originally prepared and determined under this Section and shall become final and binding on the parties.

                      (ii) If the Stockholders do so object to the Earnout Financials or any portion thereof either of the Earnout Amounts, the parties shall promptly attempt to resolve such objections. In the event the dispute is not resolved within 30 days of Stockholders' written objection, the Stockholders may designate a certified public accountant of their choice (the "Stockholders' Accountants") to prepare and/or review the Earnout Financials except that all expenses in connection with the review by Stockholders' Accountant shall be paid by the Stockholders. ADS shall provide full access to Stockholders' Accountant and otherwise fully cooperate in connection with its review of the preparation of any such reports and the calculation of the Earnout Amount, provided, however, that in no event shall the preparation of such reports by Stockholders' Accountant take more than 30 days from the designation by the Stockholders of the Stockholders' Accountant. In any event, if the difference between the amount determined by the Stockholders' Accountant and the Earnout Amount as calculated is less than $20,000, Stockholders shall pay all costs of Stockholders' Accountant.

                  In the event that, after the above process is complete, it is determined that the Earnout Financials or the calculation of the Earnout Amount, was correct as initially calculated, Stockholders shall also, in addition to paying for the costs of Stockholders' Accountant, be responsible for the incremental expense incurred, if any, of ADS's accountant; provided, however, if it is determined that the Earnout Amount or the calculation of the Earnout Amount, was not correct as initially calculated, ADS shall pay all costs of Stockholders' Accountant.

                  If the parties are still unable to arrive at an acceptable resolution, either party may submit the matter to binding arbitration and such arbitration shall be commenced and conducted in accordance with then applicable rules of commercial arbitration of the American Arbitration Association in an arbitration commenced and held before a single arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                  The arbitration shall be held in Palm Beach County, Florida and the costs of such arbitration shall be borne entirely by the losing party.

                  (f) Notwithstanding anything to the contrary in this Merger Agreement the following provisions shall govern the payment of the Earnout Amounts in the event of the termination of the employment of a Stockholder pursuant to his respective Employment Agreement prior to the completion of the Second Earnout Period.

                      (i) Without Cause. If the Surviving Company terminates a Stockholder at any time prior to the end of the First Earnout Period, the Stockholder who has been terminated (the "Terminated Stockholder") shall receive as additional payment for his Webnet Stock, the First Earnout Payment based upon actual EBITDA for all months prior to such termination, and an amount equal to the average monthly EBITDA for the previous 12 month period, for each month after the termination, until the end of the Second Earnout Period.

                      In the event that such termination occurs at any
                  time after the expiration of the First Earnout Period but before the end of the Second Earnout Period, the Terminated Stockholder shall receive in addition to the payment of the amounts due in the First Earnout Period, if any, an amount based upon actual EBITDA for all months in the Second Earnout Period prior to such termination, and an amount equal to the average monthly EBITDA for the previous 12 month period, for each month after the termination until the end of the Second Earnout Period.

                      (ii)  For Cause or Voluntary Resignation by
                            Stockholder. In the event that a
                            Stockholder is terminated for Cause or
                            voluntarily resigns pursuant to his
                            Employment Agreement, then such
                            Stockholder's right to any existing or
                            future Earnout Payments shall terminate
                            except to the extent such Earnout
                            Payment is earned up to the Termination
                            Date as defined in the Employment
                            Agreement, subject to the right of
                            set-off by the Surviving Company for
                            damages, if any, in the event such
                            termination is for Cause. Calculation
                            for the payment of any Earnout Amounts
                            shall be determined as of the end of the quarter in which such termination occurs.

                      (iii) In no event shall the termination of a
                            Stockholder pursuant to his Employment
                            Agreement modify either the timing
                            and/or method of payment of any Earnout
                            Amounts.

                      In the event that a Stockholder is terminated
                  after the payment of all Earnout Payments that may be due pursuant to the Merger Agreement, the Stockholder shall not be entitled to any further payments pursuant to
                  Section 1.05 of the Merger Agreement.

          1.06.   Closing Balance Sheet; True-up Payment.

                  (a) As promptly as practicable but in any event within 90 days following the Closing Date, ADS shall prepare, or cause to be prepared, and deliver to Stockholders an unaudited balance sheet of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"). There shall be attached to the Closing Balance Sheet an annex setting forth in reasonable detail the computation of the True-up Payment (as defined in Section 1.06(d)).
-------

                  (b) The Closing Balance Sheet shall be prepared in accordance with GAAP, determined as of 11:59 p.m. on the day immediately preceding the Closing Date as if such date was the Company's normal year-end.

                  (c) The Closing Balance Sheet delivered by ADS to Stockholders and the computation of the True-up Payment annexed thereto shall be conclusive and binding upon the parties unless Stockholders, within 15 days after the delivery to Stockholders of the Closing Balance Sheet, notify ADS in writing that Stockholders dispute any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the computation of the True-up Payment, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding upon the parties. If the parties do not reach agreement resolving the dispute within 10 days after notice is given by Stockholders to ADS pursuant to the second preceding sentence, the parties shall submit the dispute to a nationally recognized independent accounting firm that is mutually agreeable to the parties, (such accounting firm, the "Arbiter"), for resolution. If the parties cannot agree on the selection of such an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding upon the parties. Promptly, but no later than 20 days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentations by ADS and Stockholders, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting computation of the Closing Balance Sheet and the True-up Payment, if any, which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter (i) shall be borne by the Stockholders in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Stockholders (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by ADS in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Stockholders (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. ADS and the Stockholders each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Closing Balance Sheet.

                  (d) As used herein, (i) the term "Final Closing Balance Sheet" shall mean the Closing Balance Sheet which has become conclusive and binding upon the parties pursuant to paragraph (c) of this Section 1.06,
(ii) the term "Closing Book Value" shall mean the amount obtained by subtracting the total liabilities of the Company, as set forth in the Final Closing Balance Sheet, from the total assets of the Company, as set forth in the Final Closing Balance Sheet, and (iii) the term "Target Book Value" shall mean $___TBD___. If the Target Book Value exceeds the Closing Book Value, the amount of such excess shall be the "True-up Payment." If the True-up Payment is greater than zero, the amount thereof shall be paid by Stockholders to the Company in accordance with the provisions of paragraph
(e) of this Section 1.06.

                  (e) Any amount payable as True-up Payment shall be paid by wire transfer of immediately available funds to an account designated in writing by ADS. Such payment shall be made on the third business day following (i) the last day on which Stockholders may, pursuant to the first sentence of paragraph (c) of this Section 1.06, notify ADS that they dispute any of the amounts set forth in the Closing Balance Sheet, if Stockholders shall not notify ADS of any dispute, or such earlier date as Stockholders shall advise ADS of the absence of any dispute, or (ii) the date mutual agreement is reached as to the amount of the True-up Payment, if any, in the event of a dispute that is settled by the parties without resort to the Arbiter, or (iii) the receipt of the report of the Arbiter in the event of a dispute which is settled by the Arbiter, as applicable.

                  (f) ADS shall provide the Stockholders and their accountants reasonable access to the books and records of the Company, to any other information, including work papers of its accountants, and to any employees of the Company to the extent reasonably necessary for the Stockholders to review the Closing Balance Sheet. Stockholders shall provide ADS and its accountants reasonable access to the books and records of Stockholders, any other information, including work papers of its accountants, and to any employees of Stockholders to the extent reasonably necessary for ADS in connection with the preparation of the Closing Balance Sheet and in connection with any objections to the Closing Balance Sheet raised by Stockholders.

                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS
               ----------------------------------------------

                  The Stockholders jointly and severally represent and warrant that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as follows:

          2.01.   Capitalization. The authorized capital stock of the Company
                  --------------
consists of 200 shares of common stock, no par value per share, all of which are issued and outstanding. All of the shares comprising the WebNet Stock are validly issued, fully paid and non-assessable and are owned beneficially and of record by each of the Stockholders free and clear of all liens, security interests, restrictions, options, proxies, voting trusts or other encumbrances ("Encumbrances"). There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein. The delivery of the Stock to Buyers pursuant to Article I hereof will vest in Buyers legal and valid title to the Stock, free and clear of all Encumbrances (other than Encumbrances created or suffered by Buyers).

          2.02.   Organization; Subsidiaries.
                  --------------------------

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the articles of incorporation and by-laws of the Company have previously been delivered to Buyers. True and complete copies of the minute books of the Company have previously been made available to Buyers. The term "Company Material Adverse Effect" means any adverse change or effect that when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, operations, results of operations or financial condition of the Company.

                  (b) Schedule 2.02(b) sets forth a list, as of the date
                      ----------------
hereof, of all direct or indirect entities in which the Company has an equity interest (the "Subsidiaries"). Except as set forth in Schedule 2.02(b),
                                                             ----------------
the Company owns, either directly or indirectly, all of the capital stock of the Subsidiaries free and clear of any Encumbrance. All of the issued and outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and non-assessable. Except as set forth in
Schedule 2.02(b), there are outstanding no securities convertible into,
----------------
exchangeable for, or carrying the right to acquire, equity securities of any of the Subsidiaries, or subscriptions, warrants, options, rights or other arrangements or commitments obligating any Subsidiary to issue or acquire any of its equity securities or any ownership interest therein.

         2.03. Corporate Power and Authority; Effect of Agreement. The
               --------------------------------------------------
Stockholders are individuals with all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that such enforceability
(i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (w) to such Stockholder's knowledge, violate, or require any consent under, any Commitment (as defined in Section 2.08), except as set forth in Schedule
                                  -----
2.08(b), (x) violate any law, rule or regulation to which such Stockholder
-------
or the Company are subject or require any authorization, consent, approval, exemption or other action by or notice to any governmental authority, (y) violate any order, judgment or decree applicable to such Stockholder or the Company or (z) violate any provision of the charter documents or the bylaws of the Company, except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

          2.04.   Financial Statements.
                  --------------------

                  (a) The Stockholders have delivered to Buyers (i) the unaudited pro forma consolidated balance sheet of the Company as of March 31, 2000 (the "March 31, 2000 Balance Sheet") and unaudited statement of operations and cash flows of the Company for the three-month period then ended, and (ii) unaudited balance sheet of the Company as of December 31, 1999 and December 31, 1998, and unaudited statement of operations and cash flows of the Company for the twelve-month periods then ended, including the footnotes thereto (the "Annual Financial Statements") (the financial statements listed in (i) and (ii), collectively, the "Financial Statements"), copies of which are included in Schedule 2.04. The Financial
                                              -------------
Statements fairly present in all material respects the financial position and the results of operations and cash flows of the Company, for the respective dates or periods (as the case may be) indicated therein and have been prepared in conformity with GAAP consistently applied. All of the assets, liabilities, income, costs and expenses reflected in the Financial Statements are related to the Business and arose out of and were incurred in the ordinary course of the Business. All related party transactions have been accounted for by use of consistent accounting policies and methodologies that would not affect the comparability of such financial information in any material way.

                  (b) Except as specifically reflected in the Financial Statements or Schedule 2.04(b) or elsewhere in the Schedules or as
              ----------------
contemplated by this Agreement, the Company does not have any liabilities, commitments or obligations of any kind whatsoever (whether secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise), other than any liabilities, commitments or obligations incurred after March 31, 2000 in the ordinary course of business.

          2.05.   Absence of Certain Changes or Events. Except as set forth in
                  ------------------------------------
Schedule 2.05 or reflected in the March 31, 2000 Balance Sheet or permitted
-------------
or contemplated by this Agreement, since March 31, 2000, the Company has not
(a) suffered any material damage, destruction or casualty loss to its physical properties; (b) incurred or discharged any material obligation or liability or entered into any other material transaction except in the ordinary course of business; (c) suffered any material adverse change in the business, financial condition, assets, liabilities, prospects, operations or results of operations of the Company; (d) increased the rate or terms of compensation payable or to become payable by the Company to its directors, officers or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment identified in Schedule 2.08; (e) consummated, or agreed to consummate, any sale, lease
   -------------
or other transfer or disposition of any properties or assets except for the sale of inventory items in the ordinary course of business and except for the sale of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out; (f) incurred, assumed or guaranteed any indebtedness for borrowed money; (g) granted any mortgage, pledge, lien or encumbrance on any of its material properties or assets; (h) entered into, amended or terminated any material Commitment, or waived any material rights thereunder except in the ordinary course of business; or (i) made any grant of credit to any customer or distributor on terms or in amounts materially more favorable than those that have been extended to such customer or distributor in the past. Since March 31, 2000, the Company has been operated in all material respects in the ordinary course in a manner consistent with past practice.

          2.06.   Assets and Properties.
                  ---------------------

                  (a) The Company has good title to all of the material tangible personal assets and properties which it purports to own (including those reflected on the March 31, 2000 Balance Sheet, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet, which are not individually or in the aggregate material), free and clear of all Encumbrances, except
(a) as set forth in Schedule 2.06(a), (b) liens for taxes not yet due and
                    ----------------
payable or due but not delinquent or being contested in good faith by appropriate proceedings, and (c) except as set forth in Schedule 2.06(a),
                                                        ----------------
the assets owned or leased by the Company constitute all the assets used in and necessary to conduct the Business as currently conducted.

                  (b) All material tangible property and assets owned or utilized by the Company are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as presently conducted. All buildings, plants and other structures owned or otherwise utilized by the Company are in good condition and repair (except for ordinary wear and tear) in all material respects.

                  (c) Schedule 2.06(c) sets forth a list of all real
                      ----------------
property owned by the Company (the "Owned Real Property"). With respect to the Owned Real Property, (i) the Company has good and marketable title in fee simple to the Owned Real Property, free and clear of all Encumbrances except as disclosed in Schedule 2.06(c), (ii) there are no outstanding
                       ----------------
options or rights of first refusal in favor of any other party to purchase the Owned Real Property or any portion thereof or interest therein, (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, affecting any portion of the Owned Real Property, and (iv) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Owned Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists.

                  (d) Schedule 2.06(d) sets forth a list of all real
                      ----------------
property leased by the Company (the "Leased Real Property"). The
Stockholders have made available to Buyers true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property, (i) the Company has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances, and
(ii) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists. Except as set forth on
Schedule 2.06(d), (A) each such lease or sublease is legal, valid, binding and
----------------
enforceable and in full force and effect and (B) the consummation of the transactions contemplated by this Agreement will not cause a material breach or require any third party consent under any such lease or sublease.

                  (e) Except as set forth on Schedule 2.06(e), (i) none of
                                             ----------------
the Stockholders, or the Company has received, notice of any pending or, to the knowledge of the Stockholders, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Owned Real Property or the Leased Real Property, (ii) the Owned Real Property, the Leased Real Property, the use and occupancy thereof by the Company, and the conduct of the Business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the Business thereon, (iii) none of the Stockholders or the Company has received, written notice of a material violation of the restrictions or laws described in the foregoing clause (ii), and (iv) none of the structures or improvements on any of the Owned Real Property or the Leased Real Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Owned Real Property or the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

          2.07.   Intellectual Property.
                  ---------------------

                  (a) Schedule 2.07 sets forth a true and complete list of
                      -------------
all (i) Software, registered U.S. and foreign patents and patent applications, registered U.S. and foreign trademark applications, registered U.S. and foreign copyrights and copyright applications and other Intellectual Property (as hereinafter defined), in each case owned or controlled by the Company and material to the business of the Company ("Company Owned Intellectual Property"), and (ii) licenses of Intellectual Property of Software to the Company or by the Company to a third party (as hereinafter defined), in each case that are material to the business of the Company ("Company Licensed Intellectual Property");

                  (b) to the knowledge of the Stockholders, the conduct of the business of the Company as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company as currently conducted infringes or may, infringe or misappropriate the Intellectual Property rights of any third party;

                  (c) with respect to each item of the Company Owned Intellectual Property, the Company is the sole owner of the entire right, title and interest in and to such Intellectual Property and without limitation of the foregoing is entitled to use such Intellectual Property in the continued operation of its business;

                  (d) with respect to each item of Company Licensed Intellectual Property, the Company has the right to use such Company Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property;

                  (e) to the knowledge of the Stockholders, the Company Owned intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part;

                  (f) to the knowledge of the Stockholders, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property;

                  (g) to the knowledge of the Stockholders, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect;

                  (h) to the knowledge of the Stockholders, no party to any license of the Company Licensed Intellectual property is in breach thereof or default thereunder;

                  (i) the Software of the Company is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems;

                  (j) no rights in the Software of the Company have been transferred to any third party except to the customers of the Company to whom the Company has the right to use all Software in the ordinary course of business; and

                  (k) the Company has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of the Company, or that is required to operate or modify the Software of the Company.

          "Intellectual Property" means (i) patents, patent applications and
           ---------------------
statutory invention registrations, in each case in the United States and all other countries, (ii) any trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, including any registrations and applications for registration of any of the foregoing in the United States and any foreign country, (iii) all rights under the copyright laws of the United States and all other countries, including, without limitations, all copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) all confidential and proprietary information, including trade secrets and know-how.

          "Software" of a party means all material computer software owned,
           --------
controlled or licensed by or on behalf of such party and used, manufactured, distributed, sold, licensed or marketed by such party.

          2.08.   Commitments.
                  -----------

                  (a) Schedule 2.08 sets forth, as of the date hereof, each
                      -------------
contract or agreement, whether written or oral (including any and all amendments thereto), to which the Company is a party, or by which the Company is bound (collectively, the "Commitments") of the following types:

                           (i) Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

                           (ii)     Commitments for the construction,
                                    modification or repair of any building,
                                    structure or facility or for the
                                    incurrence of any capital expenditures
                                    or for the acquisition of fixed assets,
                                    providing for aggregate payments in
                                    excess of $50,000.00;

                           (iii) Commitments relating to the acquisition by the Company or a Subsidiary of any operating business or the capital stock of any other person or entity that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;

                           (iv) Commitments pursuant to which any party is required to purchase or sell a stated portion of its requirements or output to another party or perform a stated amount of service for, on behalf of, or upon the referral of another party;

                           (v) Commitments relating to any Litigation as defined hereinafter in Section 2.09.
                                                                      ----

                           (vi) Commitments relating to the lending or borrowing of money, including loan agreements, guarantees of any liabilities, performance bonds, letters of credit, bankers acceptances and similar instruments or arrangements;

                           (vii)    Commitments under which the Company
                                    agrees to indemnify any person or
                                    entity;

                           (viii) Commitments containing covenants of the Company not to compete, do business in any line of business or in any geographical area or with any person or entity, or to disclose certain information, or covenants of any person or entity not to compete with the Company in any line of business or in any geographical area or disclose information concerning the Company;

                           (ix)     Commitments pursuant to which the
                                    Company (A) leases, subleases, licenses
                                    or otherwise has the right to use any
                                    personal property or (B) is the lessor
                                    of any personal property;

                           (x)      Commitments in respect of any joint
                                    venture, partnership or other similar
                                    arrangement (including, without
                                    limitation, any joint development
                                    agreement);

                           (xi) Commitments relating to any governmental or regulatory authority;

                           (xii) Commitments for the lease or sub-lease of any real property;

                           (xiii) Commitments for the leasing of any real property;

                           (xiv)    Commitments relating to outstanding
                                    letters of credit or performance bonds
                                    or creating any obligation or liability
                                    as guarantor, surety, co-signer,
                                    endorser, co-maker, indemnitor or
                                    otherwise in respect of the obligation
                                    of any person or entity, except as
                                    endorser or maker of checks or letters
                                    of credit endorsed or made in the
                                    ordinary course of business;

                           (xv) Commitments that involve in excess of $50,000.00 in the aggregate or that may not be terminated on less than 90 days' notice;

                           (xvi) Commitments (other than those specified in any of clauses (i) through (xv) of this paragraph (a)) which relate to or affect the Business or any of the assets or properties of the Company in any way that are material to the Business; and

                           (xvii) Commitments currently in negotiation by the Company of a type which if entered into would be required to be listed on
                                    Schedule 2.08(a) or to be disclosed on
                                    ----------------
                                    any other Schedule hereto.

                  (b) Except as set forth in Schedule 2.08(b), all of the
                                             ----------------
Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against the Company, and to the knowledge of the Stockholders, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used in the conduct of the Business, have been delivered to Buyers. Except as set forth in Schedule 2.08(b), (i) there is no breach,
                               ----------------
violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed in Schedule 2.08(a), except for breaches, violations and defaults, or
          ----------------
Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material and (ii) neither the Company nor, to the knowledge of the Stockholders, any other party to any of the Commitments listed in Schedule 2.08(a) is in material arrears in respect
                          ----------------
of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no material waiver or material indulgence has been granted by any of the parties thereto.

          2.09.   Litigation. Except as set forth in Schedule 2.09, there is no
                  ----------                         -------------
claim, suit, action or proceeding in any court or before any governmental or regulatory authority ("Litigation") pending or, to Stockholders' knowledge, threatened, involving the Company, the Business or any assets or liabilities of any of the foregoing. Except as set forth in
Schedule 2.09, the Company is not subject to any outstanding orders,
-------------
rulings, judgments, injunctions, writs, decrees or actions including, without limitation, any actions brought by any regulatory authority.

          2.10.   Compliance with Laws. Except as set forth in Schedule 2.10,
                  --------------------                         -------------
none of the Stockholders or the Company has received any written notice of any violation of any applicable laws, rules, regulations and orders relating to the operation, conduct or ownership of the Business. The Company has all permits, licenses, certificates and authorizations of governmental and regulatory authorities necessary for the conduct of their business as presently conducted.

          2.11.   Employee Benefit Plans; Labor Matters.
                  -------------------------------------

                  (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "Employee
                                                              --------
Benefit Plan", as defined in Section 3(3) of the Employee Retirement Income
------------
Security Act of 1974, as amended ("ERISA")), maintained or contributed to by
                                   -----
the Company, or with respect to which the Company could incur liability under Section 4069, 4201(c) of ERISA (the "Company Benefit Plans"), the
              -------------                ---------------------
Company has made available to the Buyers a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Benefit Plan, (iii) each trust
              ---
agreement relating to such Company Benefit Plan, (iv) the most recent summary plan described for each Company Benefit Plan for which a summary plan described is required, (v) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA, if any, and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401 (a)
                                                                     -------
of the Code.

                  (b) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Stockholders, there exists no condition or set of circumstances, in connection with which the Stockholders could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law except as would not have a Company Material Adverse Effect. The Company has no actual or contingent liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation) except as would not have a Company Material Adverse Effect.

                  (c) The Company has made available to the Buyers (i) copies of all employment agreements with officers or key employees of the Company or any of its subsidiaries; (ii) copies of all severance agreements, programs and policies of the Company; and (iii) copies of all plans, programs, agreements and other arrangements of the Company which contain change in control provisions.

                  (d) Except as set forth in Schedule 2.11(d), neither the
                                             ----------------
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of the Company under any Company Benefit Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

                  (e) Except as set forth in Schedule 2.11(e) or as required
                                             ----------------
by law, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

                  (f) The Company (i) is in material compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees.

                  (g) No employees are currently represented by any labor union for purposes of collective bargaining and to the knowledge of the Company, no activities the purpose of which is to achieve such representation of all or some of such employees are threatened or ongoing. No work stoppage or labor strike against the Company or Stockholders by employees are pending or to the knowledge of the Company threatened. The Company is not (i) involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) presently, nor has it been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no such agreement or contract is currently being negotiated by Stockholders or any of their affiliates.

         2.12. Environmental Matters.
               ---------------------

                  (a) To the knowledge of the Stockholders, the Company is and has at all times been in compliance with all environmental laws governing the Company and its business, operations, properties and assets, except as would not have a Company Material Adverse Effect.

                  (b) There are no judgments and no material non-compliance orders, warning letters, notices of violation, claims, suits, actions, penalties, fines, or administrative or judicial investigations of any nature or to the knowledge of the Stockholders proceedings pending or threatened in writing against or involving the Company, any Governmental Authority or third party with respect to any environmental laws of licenses issued to the Company, except as would not have a Company Material Adverse Effect.

          2.13.   Consents. Except as set forth in Schedule 2.13, no consent,
                  --------                         -------------
approval or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by the Stockholders, the Company in connection with the execution, delivery and performance by the Stockholders of this Agreement or the taking by the Stockholders of any other action contemplated hereby.

          2.14.   Taxes.
                  -----

                  (a) Except as set forth in Schedule 2.14(a), all Tax
                                             ----------------
Returns required to be filed by or with respect to the Company have been properly and timely filed and all such Tax Returns are complete and accurate in all material respects. Except to the extent reserved or reflected against on the March 31, 2000 Balance Sheet, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by the Company have been paid in full. All Taxes required to be withheld and paid over by the Company to any relevant taxing authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

                  (b) Except as set forth in Schedule 2.14(b): (i) no Tax
                                             ----------------
authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat that the Company is or may be subject to Tax in such jurisdiction; (ii) no deficiencies for any Tax have been threatened, proposed, asserted or assessed against the Company that have not been satisfied; (iii) no audits or examinations with respect to the Company are ongoing or have been threatened or proposed by the Internal Revenue Service or the appropriate state, local or foreign Tax authority; (iv) no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to the Company; (v) there are no tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes of the Company for any period (or portion of a period) after the Closing; (vi) no power of attorney has been granted by the Company with respect to any matter relating to Taxes of the Company that is currently in force.

                  (c) The Company is not a party to or liable under any Tax Sharing Agreement with respect to Taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group. Except as set forth in Schedule 2.14(c), the Company has not, with respect to any
                ----------------
taxable period for which the applicable statute of limitations has not run, filed a combined, consolidated or unitary Tax Return with respect to any affiliated group. Schedule 2.14(c) sets forth a complete list of all states,
                  ----------------
territories and jurisdictions (foreign and domestic) in which the Company has filed Income Tax Returns for taxable periods ending on or after December 31, 1991. The Company, nor any member of the Stockholders' Group will, in the absence of a closing agreement provided for in the Treasury Regulations under Section 1503 of the Code, trigger the recapture of any dual
              ----
consolidated losses (as defined in Section 1503 of the Code) by virtue of
                                           ----
the transactions contemplated by this Agreement.

                  (d) The Company is, and since its formation has been, and will be until the Closing Date, properly qualified as an "S Corporation" under Section 1361(a) of the Code, and the Company is, and since its
              -------
formation has been, and will be until the Closing Date so properly qualified for state and local Income Tax purposes pursuant to analogous state or local provisions in the jurisdictions set forth in Schedule 2.14(c).
                                             ----------------

                  (e) There are no Tax liens on any assets of the Company, except liens for Taxes not yet due and payable;

                  (f) As used in this Agreement:

                      (i) The term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign Income Tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous
                                                 ----------------
                             state, local, or foreign law provision, or otherwise.

                      (ii) The term "Income Tax" means any federal, state, local or foreign Tax or Taxes (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in (i) above.

                      (iii)  The term "Tax Return" includes all
                             returns and reports (including
                             elections, declarations, disclosures,
                             schedules, estimates and information
                             returns) required to be supplied to a
                             Tax authority relating to Taxes.

                      (iv)   The term "Income Tax Return" includes
                             all Tax Returns relating to Income
                             Taxes.

                      (v)    The term "Treasury Regulations" means
                             the regulations prescribed under the
                             Code.

                      (vi) The term "Stockholders Group" means any "affiliated group" (as defined in
                             Section 1504(a) of the Code without
                                     -------
                             regard to the limitations contained in
                             Section 1504(b) of the Code) that
                                     -------
                             includes the Stockholders or any
                             predecessor of or successor to the
                             Stockholders (or another such
                             predecessor or successor).

         2.15. Fees. Except as set forth on Schedule 2.15, neither the
               ----                         -------------
Stockholders nor the Company have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

         2.16. Major Customers and Suppliers. Schedule 2.16 sets forth a
               -----------------------------  -------------
list of (i) the suppliers of $25,000 or more in materials or services to the Business during the last 12 months ("Major

Suppliers") and (ii) the customers of $25,000 or more in products or services of the Business during the last 12 months (the "Major Customers"). Except as set forth on Schedule 2.16, no Major Supplier or Major Customer
                       -------------
has during the last 12 months decreased materially or, to the best knowledge of the Stockholders, threatened to materially decrease or limit materially its provision of services or supplies to the Business. To the best of the Stockholders' knowledge, there has been no termination, cancellation or limitation of, or any material modification or change in, the business relationships of the Business, with any Major Supplier or Major Customer.

          2.17.   Products. Except as set forth on Schedule 2.17, there are no
                  --------                         -------------
statements, citations or decisions by any governmental or regulatory authority stating that any product or service manufactured, sold, designed, distributed or marketed at any time by the Company ("Products") is defective or unsafe or fails to meet any standards promulgated by any governmental authority. Except as set forth on Schedule 2.17, there is no (i) fact
                                  -------------
relating to any Product that, to the knowledge of Stockholders, may impose upon the Company a duty to recall any Product or a duty to warn customers of a defect in any Product, (ii) material latent or overt design, manufacturing or other defect in any Product or (iii) material liability for warranty claims or returns with respect to any Product.

          2.18.   Insurance. All of the material assets of the Company and all
                  ---------
aspects of the Business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. The Company is not in default with respect to its obligations under any material insurance policy maintained by it. Schedule 2.18 sets forth a list of all insurance coverage
                  -------------
carried by the Company, the carrier and the terms and amount of coverage.
All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. The Company has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and the Company has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by the Company under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. The Company has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

                                 ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF BUYERS
                  ----------------------------------------

                  Each Buyer hereby jointly and severally represent and warrant that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as follows:

          3.01.   Organization. ADS and Web Serve Acquisition are corporations
                  ------------
duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, and has all requisite corporate power and authority to carry on their business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Web Serve Acquisition has been formed for the sole purpose of completing the Merger and has not incurred any obligations, liabilities, or other commitments as set forth in this Agreement.

          3.02.   Corporate Power and Authority; Effect of Agreement. The
                  --------------------------------------------------
execution, delivery and performance by each Buyer of this Agreement and each of the documents referenced herein and the consummation by each Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Buyer. This Agreement has been duly and validly executed and delivered by each Buyer and constitutes the valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery and performance by each Buyer of this Agreement and the consummation by each Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate, or require any consent under, any material contract or other commitment of each Buyer, (ii) violate any provision of law, rule or regulation to which each Buyer is subject, (iii) violate any order, judgment or decree applicable to each Buyer or (iv) violate any provision of the Certificate of Incorporation or the By-laws of each Buyer; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

          3.03.   Capitalization.
                  --------------

                  (a) The total authorized capital stock of ADS consists of
(i) 80,000,000 shares of Common Stock, $.001 par value per share, 52,982,886 shares of which are issued and outstanding as of June 26, 2000, and (ii) 5,000 shares of Preferred Stock, 1 of which is issued and outstanding as of June 26, 2000.

                  (b) The total authorized capital stock of Web Serve Acquisition consists of 100 shares of common stock, no par value per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by ADS.

          3.04.   Consents. Except as required by ADS' primary lender, no
                  --------
consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by the Buyers in connection with the execution, delivery and performance by the Buyers of this Agreement, or the taking by the Buyers of any other action contemplated hereby.

          3.05.   Fees. Neither ADS has not paid or become obligated to pay any
                  ----
fee or commission to any broker, finder or intermediary (other than bonus arrangements with employees of Buyers) in connection with the transactions contemplated hereby.

          3.06.   Litigation. Except as set forth in Schedule 3.06, there is no
                  ----------                         -------------
claim, suit, action or proceeding in any court or before any governmental or regulatory authority ("Litigation") pending or, to Buyers' knowledge, threatened, against Buyers or any material assets or liabilities of any of the foregoing. Except as set forth in Schedule 3.06, ADS is not subject to
                                      -------------
any outstanding orders, rulings, judgments, injunctions, writs, decrees or actions including, without limitation, any actions brought by any regulatory authority.

          3.07.   Common Stock to be Received by Stockholders. The ADS Stock to
                  -------------------------------------------
be received by Stockholders will, when issued and delivered to the Stockholders, be duly and validly issued, fully paid, nonaccessable and free of preemptive rights or other restrictions (except those that may be imposed by the rules and regulations by Nasdaq with regard to notice requirements) other than those imposed pursuant to securities laws and those expressly provided for in this Agreement.

          3.08.   Tax Reorganization. Neither ADS or Web Serve Acquisition has
                  ------------------
taken or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code, except as set forth herein.

          3.09    SEC Filings. All forms, reports and documents filed with the
                  -----------
Securities and Exchange Commission (the "Commission"), by ADS, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                 ARTICLE IV

                                  COVENANTS
                                  ---------

          4.01.   Further Assurances. At any time or from time to time after
                  ------------------
the Closing, each party shall, at the request of the other party, execute and deliver any further instruments or documents and take all such further action as such other party may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

          4.02.   Notice. The Stockholders shall have a continuing obligation
                  ------
to promptly notify Buyers in writing as to any matter hereafter arising or discovered which becomes known to the

Stockholders prior to the Closing (except for matters brought to Stockholders' attention by Buyers in writing) which, if existing or known at the date of this Agreement, would have been required to be set forth or described in any Schedule to this Agreement or otherwise would have resulted in any representation or warranty of Stockholders contained herein being false or inaccurate in any material respect. No disclosure made by Stockholders following the date hereof shall be deemed to amend or modify any representation or warranty contained in this Agreement or the Schedules hereto.

          4.03.   Confidentiality. The Stockholders shall have the continuing
                  ---------------
obligation to not disclose any Confidential Information (as defined below) after the Closing Date to any third party, except as required by law. "Confidential Information" shall mean any information concerning the Company which is in the possession of Stockholders (other than the Company) on the date hereof or on the Closing Date relating to the Business, other than information which is or becomes available to the public (other than as a result of the disclosure by Stockholders (other than the Company) of such information in contravention of the covenants set forth in this Section
4.03. Through and until the Closing Date, Buyers agree that none of the
----
Buyers nor any of Buyers' affiliates will disclose any Confidential Information to any third party, except as required by law.

          4.04.   Cash Management; Intercompany Accounts. The Stockholders will
                  --------------------------------------
cooperate with ADS in making preparations for the Company to participate in banking and financial programs of ADS.

          4.05.   Responsibility for Taxes; Returns; Audits.
                  -----------------------------------------

                  (a) Indemnification.
                      ---------------

                      (1) The Stockholders shall be responsible for and indemnify and hold harmless Buyers and their affiliates, including the Company, from and against any Losses arising with respect to: (i) all Taxes of the Company for any taxable year or period ending on or before the Closing Date, (ii) for any taxable year or period beginning before and ending after the Closing Date, all Taxes of the Company for the portion of such taxable period ending on and including the Closing Date, and (iii) all Taxes of Stockholders or any affiliate thereof (other than the Company). For purposes of this Section 4.05(a), Stockholders' obligation to indemnify
                         -------
Buyers and their affiliates with respect to Taxes other than Income Taxes shall apply only to the extent that the Losses incurred with respect to any such Tax exceeds the reserves for such Tax on the March 31, 2000 Balance Sheet, as such Balance Sheet may be adjusted to reflect solely (i) any payments out of such reserves and (ii) the operations of the Company in the ordinary course of business, subsequent to the date of such Balance Sheet prior and to the Closing Date.

                      (2)  For purposes of this Section 4.05(a), whenever
                                                        -------
it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined (i) in the case of Income Taxes, based upon an interim closing of the books of the Company (as appropriate) as of the close of business on the Closing Date and (ii) in the case of Taxes other than Income Taxes, (a) with respect to sales, transfer, excise, gains, and other Taxes based upon transfers or transactions, based upon whether the relevant transaction occurred on or prior to, or subsequent to, the Closing Date, and (b) in the case of all other Taxes (including real and personal property Taxes) based upon the relative number of days in the portion of the taxable period up to and including the Closing Date and the relative number of days in the portion of the taxable period subsequent to the Closing Date.

                  (b) Tax Returns; Filing and Payments.
                      --------------------------------

                      (1) The Stockholders shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of the Company for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date. The Stockholders shall, consistent with the manner that payments must be made with respect to each of such Income Tax Returns, upon written notice by Buyers, provide Buyers with funds to timely pay the Tax liability shown on such Income Tax Return which is described as being the responsibility of the Stockholders under Section 4.05(a), and ADS shall pay
                                                 -------
or cause to be paid such amounts to the appropriate Tax authority.

                      (2) ADS shall prepare (or cause to be prepared) and file (or cause to be filed) all Income Tax Returns of the Company for any Taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date.

                      (3)  For purposes of this Section 4.05(a), whenever
                                                        -------
it is necessary to determine the liability for Taxes of the Company for a portion of a Taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined (i) in the case of Income Taxes, based upon an interim closing of the books of the Company (as appropriate) as of the close of business on the Closing Date and (ii) in the case of Taxes other than Income Taxes, (a) with respect to sales, transfer, excise, gains, and other Taxes based upon transfers or transactions, based upon whether the relevant transaction occurred on or prior to, or subsequent to, the Closing Date, and (b) in the case of all other Taxes (including real and personal property Taxes) based upon the relative number of days in the portion of the taxable period up to and including the Closing Date and the relative number of days in the portion of the taxable period subsequent to the Closing Date.

                      (4)  The Tax Returns referred to in this
Section 4.05(b)(1) and (2), shall, to the extent not otherwise required by
        ------------------
law, be prepared in a manner consistent with the Company's (as appropriate) past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 4.05(b)(1) and (2) above,
                                                  ------------------
the party preparing such return shall provide the other party a draft of such Tax Return and Tax information (including, without limitation, work papers and schedules) for review of such Tax Return in a timely manner no later than thirty (30) days prior to the due date (taking into account valid extensions) for the filing of such Tax Return. The parties shall consult in good faith with regard to the form and content of such Returns, provided that, in the event of any disagreement, the Returns shall be filed in the form set forth by the party with responsibility for the preparation of the Return.

                  (c) Termination of Tax Sharing Agreements; Powers of
                      ------------------------------------------------
Attorney.
--------

                      (1) Any Tax Sharing Agreement to which the Company is a party shall be terminated as of the Closing Date, and the Company shall have no further obligations thereunder. For purposes of this Agreement, the term "Tax Sharing Agreement" includes any agreement or arrangement, whether or not written, providing for the sharing or allocation of liability for Taxes of the parties thereto.

                      (2) All powers of attorney granted by the Company with respect to Taxes shall be revoked as of the Closing Date.

                      (3) The Stockholders agree that between the date of the Agreement and the Closing Date, it will not cause or permit the Company to (i) make any change in the Company's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes or (ii) settle or otherwise dispose of any Tax audit, dispute, or other Tax proceeding, in each case without Buyer's express written consent thereto.

                  (d) Assistance and Cooperation.
                      --------------------------

                      (1) From and after the Closing Date, to the extent reasonably requested by the other party, the Stockholders and Buyers shall assist and cooperate with each other in the preparation of any Tax Return which the other party is responsible to file pursuant to Section 4.05(b)
                                                                 -------
herein and shall assist and cooperate with the other party in preparing for any audits or disputes relating to Taxes for which the other party is responsible pursuant to this Agreement. From and after the Closing Date, the Stockholders and Buyers shall, pursuant to the other party's reasonable request, make available to the other party all information, records and documents reasonably available to that party which are necessary for the preparation of any Tax Return or resolution of any audit or dispute. In all such cases, the party seeking assistance or cooperation shall bear the expenses of the other party incurred in connection with respect thereto.

                      (2) From and after the Closing Date, the Stockholders and Buyers shall provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company for taxable periods for which the other is liable under this Agreement, and shall furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

                  (e) Certain Taxes. The Stockholders shall bear, and shall
                      -------------
indemnify and hold harmless Buyers and their affiliates (including the Surviving Company) from and against, all sales, transfer, stamp, documentary, real estate transfer, real estate gains, and other similar Taxes incurred in connection with the transactions contemplated by this Agreement. The Stockholders shall file, on a timely basis, any Returns required to be filed in connection with such Taxes, and Buyers shall cooperate with Stockholders in such preparation.

                  (f) Contests.
                      --------

                      (1)  Subject to the provisions of this Section 4.05(f)
                                                                     -------
Stockholders shall have the right, at their own expense, to control, manage and be responsible for any audit, contest, or similar proceeding with respect to Income Taxes for any Taxable year or period ending on or before the Closing Date and shall have the right to settle or contest in its discretion any such audit, contest or proceeding; provided, however, that
(i) Stockholders shall not have the right to control any such proceeding unless they first acknowledge in writing their obligation to fully indemnify Buyers for the Taxes at issue in the proceeding; (ii) no settlement or disposition of any such proceeding shall be made without Buyers' consent (which consent shall not be unreasonably withheld) if the same reasonably could be expected to affect Buyers' liability for Tax in any taxable period or portion of a taxable period ending after the Closing Date; (iii) Buyers and Stockholders shall jointly control any Income Tax proceeding relating to a taxable period that begins before, and ends after, the Closing Date; and
(iv) Buyers shall have the right to attend and participate in (but not control) at its own expense, any proceeding to the extent that it relates to Income Taxes, other than Income Taxes for which the Company filed a Tax Return as part of the consolidated, combined, or unitary group of which the Stockholders are the common parent.

                      (2) Except for proceedings the control of which is determined pursuant to Section 4.05(f)(1) above, Buyers shall, at their own
                               -------
expense, control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Income Taxes for any Taxable year or period ending after the Closing Date, and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other party.

          4.06.   Cooperation with Public Filings. The Stockholders shall
                  -------------------------------
cooperate, and shall cause the Surviving Company and the Surviving Company's accountants to cooperate, with Buyers and its affiliates and advisors in the preparation and filing of any public filings (and any related documentation or filings) in a timely fashion and shall use, and cause the Company to use, its reasonable best efforts to assist Buyers in having any such registration statement declared effective by the Securities and Exchange Commission as promptly as practicable and in maintaining the effectiveness of any such registration statement. If Stockholders shall obtain knowledge of any information pertaining to the Company that would require any amendment or supplement to any registration statement, Stockholders shall so advise ADS in writing and shall promptly furnish ADS with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement any such registration statement.

          4.07.   Non-Competition Agreement. The Stockholders agree that for
                  -------------------------
the later of (i) 3 years from the Closing Date and (ii) 12 months immediately following the termination of their respective Employment Agreements, that they shall not, without the prior written consent of the Surviving Company, (a) solicit or do business with any prior existing clients of the Company, ADS or any subsidiary of ADS anywhere in the world (including, without limitation, anywhere in the United States of America) or
(b) directly or indirectly solicit for employment, including, without limitation, recommending to any subsequent employer the solicitation for employment of, any employee of the Surviving Company or any Subsidiary. The parties hereto acknowledge and agree that (x) Stockholders will receive substantial and valuable benefits under this Agreement in consideration of the covenants and agreements of Stockholders set forth in this Section 4.07,
                                                                       ----
(y) Buyers would not have executed and delivered this Agreement, or agreed to consummate the transactions contemplated hereby upon the terms and conditions set forth in this Agreement, if Stockholders have not entered into the covenants and agreements set forth in this Section 4.07 and (z) the
                                                            ----
parties intend that such agreements and covenants be enforceable and that it would be grossly inequitable if a court or judicial tribunal were to not enforce such covenants and agreements to the fullest extent provided herein. "Competitive Activity" shall mean engaging in any of the following activities: (i) serving as a director of any Competitor; (ii) directly or indirectly (x) controlling any Competitor or (y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and do not exceed five percent (5%) of the particular class of interests then outstanding) (it being understood that, if any such interests in any Competitor are owned by an investment vehicle or other entity in which Stockholders own an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to Stockholders, such portion determined by applying the percentage of the equity interest in such entity owned by Stockholders to the interests in such Competitor owned by such entity); (iii) directly or indirectly soliciting, diverting, taking away, appropriating or otherwise interfering with any of the customers or suppliers of the Business; or (iv) employment by (including serving as an officer of), or providing consulting services to, any Competitor. "Competitor" shall mean any entity that is engaged in a business similar to the Business, without regard to size or is engaged in owning, operating or acquiring directly or indirectly one or more entities engaged in a business similar to the Business, without regard to size.

          4.08.   Management Fees. The Stockholders shall cause the Surviving
                  ---------------
Company to pay Management Fees to ADS on a yearly basis of 2 1/2 % of the Surviving Company's annual gross sales. Such Management Fees shall be payable in 12 equal monthly payments based upon the previous calendar year's gross sales, commencing as of June 1, 2000.

                                  ARTICLE V

                      CONDITIONS TO BUYERS' OBLIGATIONS
                      ---------------------------------

                  The obligation of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

         5.01. Representations, Warranties and Covenants of Stockholders.
               ---------------------------------------------------------
The Stockholders shall have complied in all material respects with their agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of the Stockholders contained herein in the aggregate shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. For purposes of the preceding sentence, specific material adverse effect and materiality qualifiers contained in individual representations and warranties shall be disregarded. Buyers shall have received a certificate of Stockholders ("Stockholders' Certificate"), dated as of the Closing Date and signed by the Stockholders, certifying as to the fulfillment of the condition set forth in this Section 5.01.
                                                              ----

          5.02.   No Prohibition. No statute, rule or regulation or order of
                  --------------
any court or administrative agency shall be in effect that prohibits Buyers from consummating the transactions contemplated hereby.

          5.03.   Consents. All other consents, approvals, authorizations,
                  --------
exemptions and waivers from governmental agencies and third parties that are reasonably required for the consummation of the transactions contemplated hereby, including those listed on Schedule 2.13, shall have been obtained in
                                  -------------
form and substance reasonably satisfactory to the Buyers.

          5.04.   Employment Agreements. Each of the Stockholders shall have
                  ---------------------
executed an employment agreement in the form of Exhibit 5.04 (the
                                                        ----
"Employment Agreement"). Such Employment Agreement shall replace and supercede any employment agreements by and between the Stockholders and the Company ("Prior Employment Agreements") (IF ANY). The Stockholders do also expressly waive any rights, including but not limited to severance payments, pursuant to such Prior Employment Agreements.

          5.05.   No Material Adverse Change. Since March 31, 2000, the Company
                  --------------------------
has not suffered any material adverse change in the business, assets, liabilities, and results of operations or prospects of the Company.

          5.06.   Banking Arrangements. The Stockholders shall cause the
                  --------------------
Company to execute and deliver any and all necessary documents and or corporate resolutions deemed necessary to ADS pursuant to ADS's current credit agreement, including but not limited to executing or causing the execution and filing of the appropriate termination statements.

          5.07.   Lessor Consent. Notwithstanding any contrary provision set
                  --------------
forth in this Agreement, the Stockholders shall prior to the Closing obtain and deliver to Buyers any required Lessor Consent for the transaction contemplated by this Agreement.

          5.08.   Bank Lien Release. Notwithstanding any contrary provision set
                  -----------------
forth in this Agreement, the Stockholders shall obtain and deliver to Buyers any UCC-1 lien releases required to remove any existing liens on the assets of the Company. (we will need to provide for the pay-off of any loans that may be outstanding pre-closing.)

          5.09.   Stock Option Plans. The Company shall terminate any and all
                  ------------------
stock option plans and warrants and shall assume any liability that may result therefrom including but not limited to the vesting of such options. Further, the Stockholders shall deliver evidence of such termination in a form acceptable to Buyers prior to Closing.

          5.10.   Benefits Plans. The Stockholders shall cause the Company to
                  --------------
terminate any and all Benefit Plans, including but not limited to any Retirement Plans, or 401K Plans and to indemnify Buyers from any and all claims and/or expenses associated with such termination.

          5.11.   Back Taxes. The Stockholders shall cause the Company to
                  ----------
pay any and all taxes that are due or past due as of the Closing Date.

          5.12.   Shareholder Notes. The Stockholders shall cause the Company
                  -----------------
to pay any and all Shareholder notes either due to or due from Shareholders and any related entities.

                                 ARTICLE VI

                   CONDITIONS TO STOCKHOLDERS' OBLIGATIONS
                   ---------------------------------------

                  The obligation of Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          6.01.   Representations, Warranties and Covenants of Buyers. Buyers
                  ---------------------------------------------------
shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Buyers contained herein in the aggregate shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the
Closing Date to have been true in all material respects as of the specified date. For purposes of the preceding sentence, specific material adverse effect and materiality qualifiers contained in individual representations and warranties shall be disregarded. The Stockholders shall have received a certificate of Buyers, dated as of the Closing Date and signed by an officer of Buyers ("Buyers' Certificate"), certifying as to the fulfillment of the condition set forth in this Section 6.01.
                                    ----

          6.02.   No Prohibition. No statute, rule or regulation or order of
                  --------------
any court or administrative agency shall be in effect that prohibits Stockholders from consummating the transactions contemplated hereby.

          6.03.   Employment Agreements. The Surviving Company shall have
                  ---------------------
executed an Employment Agreement with S. Couture, Maggi, and J Couture.

                                 ARTICLE VII

                         STOCK CERTIFICATES; LEGEND
                         --------------------------

          7.01.   Securities Laws; Legend.
                  -----------------------

                  (a) The Stockholders represent and warrant that: (i) they understand that the shares of ADS Stock being issued pursuant to Section
1.03 have not been and will not be registered under the Securities Act of
----
1933, as amended (the "Act"), and it is the intention of the parties hereto that the issuance of such securities be exempt from registration under the Act and the rules promulgated thereunder by the Securities and Exchange Commission; (ii) they understand that that the shares of ADS Stock being issued pursuant to Section 1.03 may not be sold, transferred, assigned,
                           ----
exchanged, pledged, encumbered or otherwise disposed of unless they are registered under the Act or an exemption from registration is available;
(iii) they are acquiring the shares of ADS Stock being issued pursuant to
Section 1.03 for investment for their own account and not with a view to the
        ----
distribution thereof; (iv) they have, or together with their advisers, if any, have, such knowledge and experience in financial and business matters that they are, or together with their advisers, if any, are, and will be capable of evaluating the merits and risks relating to their acquisition of shares of common stock pursuant to Section 1.03; (v) they have been given
                                           ----
the opportunity to obtain information and documents relating to ADS and to ask questions of and receive answers from representatives of ADS concerning Buyers; and (vi) they are able to bear the economic risk of a total loss of value of their interest in Buyers. Stockholders covenant that they shall neither directly or indirectly sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of any shares of ADS Stock obtained pursuant to Section 1.03 until such shares have been registered, or such sale,
           ----
transfer, assignment, exchange, pledge, encumbrance or other disposition is exempt from registration.

                  (b) The certificates representing shares of ADS Stock issued pursuant to Section 1.03 shall bear the following legend:
                           ----

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any securities regulatory authority of any state, and may not be sold, transferred, assigned, exchanged, pledged, encumbered or otherwise disposed of except in compliance with all applicable securities laws and pursuant to a registration statement exemption therefrom.

                                ARTICLE VIII

                        TERMINATION PRIOR TO CLOSING
                        ----------------------------

                            DELETED INTENTIONALLY

                                 ARTICLE IX

                                MISCELLANEOUS
                                -------------

          9.01.   Survival. The representations and warranties of the parties
                  --------
hereto contained herein or in any agreement, certificate (including the Stockholders' Certificate and the Buyers' Certificate) or other document executed at or prior to the Closing in connection herewith (an "Ancillary Document") shall expire on the 36 month anniversary of the Merger Date, except that the representations and warranties set forth in Sections 2.01,
                                                                     ----
2.07, 2.12 and 2.14 of this Agreement shall survive the Closing Date until
----  ----     ----
the expiration of the applicable statute of limitations (including any extensions thereof). After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party have asserted a claim in accordance with this Article IX for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this
Article IX. The covenants and agreements of the parties hereto shall survive the Closing until performed in accordance with their terms.

          9.02.   Agreement to Indemnify.
                  ----------------------

                  (a) From and after the Closing Date, Buyers shall indemnify, defend and hold harmless Stockholders and any affiliate of Stockholders and each of Stockholders' respective agents and representatives, and Stockholders' heirs, executors, successors and assigns (collectively, "Stockholders' Indemnified Group") from and against any liability, loss, damage, claim (including third-party claims, whether or not meritorious), cost or expense (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred or suffered by Stockholders' Indemnified Group to the extent the Losses arise out of, or result from (i) the failure of any representation or warranty made by Buyers herein or in any Ancillary Document to have been true when made and as of the Closing Date, or (ii) the breach of any covenant or agreement of Buyers contained herein or in any Ancillary Document.

                  (b) From and after the Closing Date, Stockholders shall indemnify, defend and hold harmless Buyers and any affiliate of Buyers and each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, "Buyers' Indemnified Group") from and against all Losses incurred or suffered by Buyers' Indemnified Group to the extent the Losses arise out of, or result from (i) the failure of any representation or warranty made by Stockholders herein or in any Ancillary Document to have been true when made and as of the Closing Date, (ii) the breach of any covenant or agreement of Stockholders contained herein or in any Ancillary Document, or (iii) any asset, property right, obligation, or liability of the Company not primarily related to the Business including, without limitation, any of the foregoing arising out of the discontinued operation of the Company. Business including, without limitation, any of the foregoing arising out of the discontinued operation of the Company.

          9.03.   Indemnification Procedure.
                  -------------------------

                  (a) The party seeking indemnification under this Agreement (the "Indemnified Party") shall promptly notify the party from which indemnification is being sought (the "Indemnifying Party") of the facts and circumstances upon which the Indemnified Party intends to base a claim for indemnification hereunder ("Indemnification Notices"). The Indemnification Notice shall in all events be considered prompt if given (a) no later than 30 days after the Indemnified Party learns of the facts upon which it will claim such indemnification or (b) if earlier, in sufficient time to allow the Indemnifying Party to exercise its rights pursuant to this Section 9.03;
                                                                       ----
provided, however, that the failure to provide such Notice of claims
--------  -------
promptly (so long as a notice of claims is given before the date on which the applicable representation or warranty ceases to survive) shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any third-party claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party has claimed indemnification hereunder, and may elect to take over the defense of such claim within 10 days following notice thereof upon its written unconditional acknowledgment of its obligation to indemnify the Indemnified Party with respect to such claim; provided, however, that Stockholders shall not be permitted to take over the defense of any claim brought by any customer or supplier of the Business against any member of Buyers' Indemnified Group for which indemnification is available pursuant to this Article IX, and such member of Buyers' Indemnified Group shall defend such claim; provided, further, that such member of Buyers' Indemnified Group shall not settle or otherwise dispose of such claim without the consent of Stockholders, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party makes such an election, (x) it shall keep the Indemnified Party informed as to the status of such matter and shall promptly send copies of all pleadings to the Indemnified Party, (y) with respect to any issue involved in such claim, it shall have the sole right, with respect to claims or portions of claims seeking monetary damages only, to settle or otherwise dispose of such claim on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Party to the settlement or disposition shall be required if such settlement or disposition shall result in any liability to, equitable relief against or adverse business effect on the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (z) the Indemnified Party shall have the right to participate jointly in the defense of such claim, but shall do so at its own cost not subject to reimbursement under Section 9.02. If the
                                                              ----
Indemnifying Party does not elect to take over the defense of a third-party claim, the Indemnified Party shall have the right to contest, compromise or settle such claim in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnifying Party to any compromise or settlement of such claim shall be required if such compromise or settlement shall result in any liability to the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  (b) Notwithstanding the provisions of Section 9.03(a),
                                                                -------
with respect to any third-party claim or demand that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party.

          9.04.   Other Indemnification Matters.
                  -----------------------------

                  (a) The indemnification provided in this Article IX shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by Stockholders or Buyers in this Agreement or in any Ancillary Document. All amounts payable by one party in indemnification of the other (whether or not as provided in Section 9.04(d))
                                                                    -------
shall be considered an adjustment to the Merger Consideration.

                  (b) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

                  (c) The amount of any Losses shall be computed net of any insurance proceeds received by the Indemnitee or its Affiliates in connection therewith.

                  (d) Notwithstanding anything herein to the contrary, if Stockholders shall have indemnification obligations pursuant to this Agreement, ADS may, at his option, (i) require that such payment be made in cash by wire transfer of immediately available funds, (ii) reduce any future payment obligation to Stockholders pursuant to Section 1.05 on a
                                                       ----
dollar-for-dollar basis, or (iii) if ADS is in possession of any certificate representing shares of ADS Stock issued pursuant to Section 1.05(b), take
                                                            -------
back the number of shares represented by such certificate having an aggregate market value equal to the indemnification obligation of Stockholders. For purposes of clause (iii) above, "market value" for a share of common stock of ADS shall be the average closing price per share of common stock of ADS for the 20 trading days immediately preceding the date on which ADS reclaims such shares. If any future payment obligation pursuant to Section 1.05(b) shall be reduced pursuant to clause (ii) above, the
           -------
amount so reduced shall be deemed "paid" for purposes of Section 1.05.
                                                                 ----

          9.05.   Interpretive Provisions.
                  -----------------------

                  (a) Whenever used in this Agreement, "to Stockholders' knowledge" or "to the knowledge of Stockholders" shall mean the actual knowledge of the Stockholders and the knowledge that either would have after due and reasonable inquiry.

                  (b) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision thereof.

                  (c) For purposes of this Agreement, the Company shall be deemed to be an affiliate of Stockholders prior to the Closing and an affiliate of ADS after the Merger.

          9.06.   Entire Agreement. This Agreement (including the Schedules)
                  ----------------
and the Ancillary Documents constitute the sole understanding of the parties with respect to the subject matter hereof.

          9.07.   Successors and Assigns. The terms and conditions of this
                  ----------------------
Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other (except that Buyers may without the prior written consent of Stockholders assign this Agreement to any affiliate of Buyers so long as such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Buyers," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Buyers of its obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.08.   Headings. The headings of the Articles, Sections and
                  --------
paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          9.09.   Modification and Waiver. No amendment, modification or
                  -----------------------
alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          9.10.   Counterparts. This Agreement may be executed in one or more
                  ------------
counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          9.11.   Expenses. Except as otherwise provided herein, Stockholders
                  --------
and Buyers shall pay all costs and expenses incurred by them or it or on their or its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their respective financial consultants, accountants and counsel.

          9.12.   Notices. Any notice, request, instruction or other document
                  -------
to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid,

                  if to Stockholders to:   Steven P. Couture
                                           20 Valley Pond Road
                                           Katonah, NY  10536

                                           Jeffrey M. Couture
                                           19 Watergate Drive
                                           Amawalk, NY  10501

                                           Raymond D. Maggi
                                           16 Lower Salem Road
                                           South Salem, NY 10590

                  with a copy to:          Ron Kreiger, Esquire
                                           376 Broadway, Suite 10C
                                           New York, NY  10013
                                           Telephone: (212) 406-3346
                                           Facsimile: (212) 406-3579

                  if to Buyers to them at: Applied Digital Solutions, Inc.
                                           400 Royal Palm Way, Suite 410
                                           Palm Beach, FL 33480
                                           Attention: David I. Beckett, Esquire
                                           Telephone: (561) 366-4800
                                           Facsimile: (561) 366-0002

                  with a copy to:          Merra, Kanakis, Creme & Mellor, P.C.
                                           60 Main Street
                                           Nashua, NH 03060
                                           Attention: Paul D. Creme, Esquire
                                           Telephone: (603) 886-5055
                                           Facsimile: (603) 883-0750

or at such other address for a party as shall be specified by like notice.

          9.13.   Governing Law. This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Florida and of the United States of America, in each case located in the County of Palm Beach for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Florida or the United States of America, in each case located in the County of Palm Beach, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

          9.14.   Public Announcements. The Stockholders shall not make any
                  --------------------
public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of ADS.

                          SIGNATURE PAGES TO FOLLOW

                  IN WITNESS WHEREOF, each of the individual parties hereto has executed this Agreement and Buyers have caused their duly authorized representatives to execute this Agreement on its behalf as of the date first above written.

                                    APPLIED DIGITAL SOLUTIONS, INC.


                                    By:
                                       ------------------------------------
                                       Name:  Garrett A. Sullivan
                                       Title: President


                                    WEB SERVE ACQUISITION CORP.


                                    By:
                                       ------------------------------------
                                       Name: Garrett A. Sullivan
                                       Title: President




                                    WEBNET SERVICES, INC.


                                    ---------------------------------------
                                    By: Name: Steven P. Couture
                                    Title: President

                                    STOCKHOLDERS:


                                    ---------------------------------------
                                    Steven P. Couture


                                    ---------------------------------------
                                    Raymond D. Maggi


                                    ---------------------------------------
                                    Jeffrey M. Couture